Exhibit 99

PRESS RELEASE

For Release:	October 30, 2013
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION REPORTS RESULTS FOR THE 2013 THIRD QUARTER AND NINE MONTH PERIODS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), today announced third quarter 2013 income of $.846 million or $.15 per share compared to net income available to common shareholders of $.897 million, or $.21 per share for the third quarter of 2012.  Operating results for the first nine months of 2013 totaled $2.719 million or $.49 per share compared to $2.536 million or $.60 per share, excluding the $3.0 million deferred tax valuation adjustment, for the same period in 2012.

Weighted average shares totaled 5,559,108 shares for the nine month period in 2013 compared to 3,857,002 million in 2012 and 5,562,835 shares in the 2013 third quarter compared to 4,722,029 shares in 2012.  The increase in outstanding shares for 2013 reflects the issuance of 2.138 million shares of common stock in August of 2012. Quarterly and nine month per share earnings for 2012 have been adjusted for the common stock issuance.

The Corporation’s subsidiary, mBank, recorded net income of $3.820 million for the first nine months of this year compared to $3.577 million, excluding the deferred tax valuation adjustment, for the same period in 2012.

Total assets of the Corporation at September 30, 2013 were $567.917 million, up 3.05 % from the $551.117 million reported at September 30, 2012 and up 4.02% from the $545.980 million of total assets at year-end 2012. The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 10.90% and 10.20% at the Bank.

Key highlights for the first nine months of 2013 results include:

•                  Continued strong credit quality with a Texas Ratio of 9.56% with nominal nonperforming loans of $4.313 million, a $.977 million reduction from a year earlier.

•                  Loan growth of $23.318 million, or 5.19% in the first nine months of 2013.

•                  Stability and above peer average net interest margin at 4.15%.

•                  Nine month secondary mortgage loan income of $.781 million.

•                  Continued success in SBA/USDA lending with gains on the sale of these loans of $.798 million in the first nine months of 2013. The corporation continues to be a state leader within these various loan programs ranking 9th in terms of the number of SBA 7A loans originated, 30, and 13th based on total dollars equating to $9.553 million for the most recent SBA fiscal year end of September 30th, 2013.

•                  Redemption, at par, of $7.0 million of the Corporation’s $11.0 million Series A Preferred stock.

•                  Mackinac Commercial Credit completed initial staffing and is processing asset based loan and factoring opportunities.

Loans and Nonperforming Assets

Total loans at September 30, 2013 were $472.495 million, an 8.88% increase from the $433.958 million at September 30, 2012 and up $23.318 million from year-end 2012 total loans of $449.177 million. In addition to the balance sheet totals, the company services $126 million of sold mortgage loans, up from $78 million at September 30, 2012.  We also service another $71 million of sold SBA and USDA loans. Total loans under management now $670 million.  The Corporation had total new loan production of $139 million in the first nine months of this year.  Comprising the total production were $60 million in commercial loans, and $79 million in retail, $72 million of which were mortgages.  The Upper Peninsula continues to drive a large majority of the new originations, totaling $97 million, with Northern Lower production of $34 million and Southeast Michigan with $8 million.

Commenting on new loan production, Kelly W. George, President and Chief Executive Officer of mBank stated, “We are seeing good loan opportunities in all of our markets but Southeast Michigan from a commercial lending growth standpoint has been stymied due to increased competition as more larger and non-traditional lenders turned to offense with rates and terms we were not comfortable entertaining for our balance sheet structure. We also remain cautiously optimistic with our mortgage lending activity as it continues to perform well given the recent volatility of rates we have experienced, with a good mix of home purchases and refinances. We are closely monitoring the mortgage markets as we look toward the future. Our commercial pipeline remains good throughout all our regions heading into the end of the year for both traditional and SBA/USDA guaranteed loans we expect to close.”

Nonperforming loans totaled $4.313 million, .91% of total loans at September 30, 2013 compared to $5.290 million, or 1.22% of total loans at September 30, 2012 and down $.374 million from December 31, 2012.  Nonperforming assets were reduced by $1.920 million from a year ago and stood at 1.21% of total assets.  Total loan delinquencies resided at .36% or $4.313 million, almost solely made up of non-accrual commercial loans.  George, commenting on overall credit quality, “We remain pleased with the overall credit performance metrics of our loan portfolio from both a micro perspective as noted above, as well as from a macro perspective with all industry segments performing satisfactory with a good diversification of loan types being originated. Our performance metrics have improved and our current level of nonperforming assets has resulted in lower costs, which we believe will continue.  We will remain diligent in our timely monitoring on any problem loans that arise and will stay true to our core underwriting principles and will not stretch credit quality even with more banks lending and competition fierce for new loans to augment balance sheet growth.”

Margin Analysis

Net interest income in the first nine months of 2013 increased to $15.773 million, or 4.15%, compared to $14.712 million, or 4.19%, in the same period in 2012.  The increase in net interest income is due primarily to increased levels of earning assets.  George, commenting on margin items stated, “We have managed our margin prudently in this continued low interest rate environment. We have used some extended term wholesale funding sources given the inability to get market clients to move into these longer terms liabilities to match fund longer term fixed rate loans as best we can to help mitigate longer term interest rate risk should rates move forward more quickly than market indicators foresee. We also continue to offer very competitive variable rate loans with interest rate floors to protect the margin in the near term, and balance the overall interest rate risk in the portfolio.”

Deposits

Total deposits of $461.688 million at September 30, 2013 increased 5.08% from deposits of $439.363 million on September 30, 2012.  Total deposits on September 30, 2013 were up $27.131 million from year-end 2012 deposits of $434.557 million.  The overall increase in deposits for the nine months of 2013 is comprised of an increase in noncore deposits of $24.461 million and an increase in core deposits of $2.670 million. George, commenting on core deposits, stated, “ Though not as robust as previous years with respect to our overall core deposit growth, we remain pleased that our overall net growth has been concentrated in transactional accounts even with reducing rates on these types of accounts and certificates as well, in order to enhance our net interest margin. We experienced some certificate withdrawals from primarily rate driven clients that has stunted overall core deposit growth. We continue to monitor our markets to remain competitive in pricing and to maintain our core deposit relationships with service and products to serve their needs. We also experienced some withdrawals by several of our larger commercial accounts as they have utilized their liquidity for business expansion opportunities and general debt pay downs given their limited investment options. We supplemented our deposit growth with manageable levels of noncore deposits to manage interest rate risk in this prolonged low interest rate cycle, and also aligns our funding costs with rates and maturities on loans as noted previously.”

Noninterest Income

Noninterest income, at $2.747 million in the first nine months of 2013, decreased $.313 million from the same period in 2012 of $3.060 million.  Levels of income from secondary market mortgage activities and gains from SBA/USDA loan sales were lower in 2013. Income from secondary mortgage activities totaled $.781 million in 2013 compared to $.844 million in 2012.  SBA/USDA loan sale gains were behind 2012 with 2013 year to date gains of $.798 million compared to 2012 gains of $1.126 million.

Noninterest Expense

Noninterest expense, at $13.193 million in the first nine months of 2013, increased $.785 million, or 6.33% from the same period in 2012. A significant portion of this increase in expense, approximately $.300 million was due to the initial start-up and operational costs of our newly formed asset based lending subsidiary. We are also experiencing added costs given the growth of the company’s operating platform and the need to keep pace both from a personnel, and infrastructure standpoint, with the changing internal risk profile of the company and external banking regulatory environment. Our overall non-interest expense base remains at, or below peer levels and we remain diligent in overseeing that the expense base is well controlled.

Capital

Total shareholders’ equity at September 30, 2013 was $67.045 million, compared to $72.945 million on September 30, 2012, a decrease of $5.900 million, or 8.09%.  Common shareholders’ equity was $63.045 million, or $11.30 per share at September 30, 2013 compared to $61.945 million, or $11.14 per share at September 30, 2012 and $61.448 million, or $11.05 per share on December 31, 2012.

Paul D. Tobias, Chairman and Chief Executive Officer, concluded, “Our operating results reflect strong loan production and balance sheet growth, improved credit quality and a sustainable above average interest margin. We recognize the challenges to improving our operating results, but are confident that current momentum, the strength of our balance sheet and access to capital will help us improve our returns on equity.

Looking forward, we believe that as the economy continues to improve, opportunities for franchise expansion will present themselves. We retired $7 million of our preferred stock and intend to retire the remaining $4.0 million balance prior to 2013 year-end. After the preferred redemption our capital will still exceed regulatory “well-capitalized” ratios. With our strong capital base and improving core earnings generation, coupled with our stable and experienced management team, we stand ready to create shareholder value through either organic growth or acquisition.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $550 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2013	2012	2012
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$567,917	$545,980	$551,117
Loans	472,495	449,177	433,958
Investment securities	48,096	43,799	42,476
Deposits	461,688	434,557	439,363
Borrowings	35,852	35,925	35,925
Common Shareholders’ Equity	63,045	61,448	61,945
Shareholders’ equity	67,045	72,448	72,945

Selected Statements of Income Data (nine months and year ended):
Net interest income	$15,773	$19,824	$14,712
Income before taxes and preferred dividend	4,477	6,165	4,569
Net income	2,719	6,458	5,536
Income per common share - Basic*	.49	1.51	1.30
Income per common share - Diluted*	.49	1.51	1.25
Weighted average shares outstanding	5,559,108	4,285,043	3,857,002
Weighted average shares outstanding- Diluted	5,559,108	4,285,043	3,976,852

Three Months Ended:
Net interest income	$5,348	$5,112	$4,930
Income before taxes and preferred dividend	1,352	1,596	1,562
Net income	846	922	897
Income per common share - Basic	.15	.21	.21
Income per common share - Diluted*	.15	.21	.20
Weighted average shares outstanding*	5,562,835	5,559,859	4,722,029
Weighted average shares outstanding- Diluted	5,562,835	5,559,859	4,858,215

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.15%	4.17%	4.19%
Efficiency ratio	70.36	67.95	67.07
Return on average assets	.66	1.23	1.42
Return on average common equity	5.89	12.43	15.21
Return on average equity	5.30	10.26	12.41

Average total assets	$550,013	$526,740	$520,387
Average common shareholders’ equity	61,776	51,978	48,604
Average total shareholders’ equity	68,599	62,939	59,582
Average loans to average deposits ratio	103.40%	99.45%	98.90%

Common Share Data at end of period:
Market price per common share	$9.10	$7.09	$7.60
Book value per common share	$11.30	$11.05	$11.14
Common shares outstanding	5,581,339	5,559,859	5,559,914

Other Data at end of period:
Allowance for loan losses	$4,959	$5,218	$5,186
Non-performing assets	$6,881	$7,899	$8,801
Allowance for loan losses to total loans	1.05%	1.16%	1.20%
Non-performing assets to total assets	1.21%	1.45%	1.60%
Texas ratio	9.56%	10.17%	11.26%

Number of:
Branch locations	11	11	11
FTE Employees	128	121	121

*Earnings per share data for 2012 restated for common stock issuance

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$22,791	$26,958	$31,403
Federal funds sold	3	3	16,002
Cash and cash equivalents	22,794	26,961	47,405

Interest-bearing deposits in other financial institutions	10	10	10
Securities available for sale	48,096	43,799	42,476
Federal Home Loan Bank stock	3,060	3,060	3,060

Loans:
Commercial	353,526	342,841	329,891
Mortgage	104,504	95,413	93,446
Consumer	14,465	10,923	10,621
Total Loans	472,495	449,177	433,958
Allowance for loan losses	(4,959)	(5,218)	(5,186)
Net loans	467,536	443,959	428,772

Premises and equipment	10,484	10,633	10,744
Other real estate held for sale	2,568	3,212	3,511
Deferred Tax Asset	7,953	9,131	9,670
Other assets	5,416	5,215	5,469

TOTAL ASSETS	$567,917	$545,980	$551,117

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$70,063	$67,652	$62,306
NOW, money market, interest checking	158,588	155,465	152,286
Savings	12,694	13,829	15,783
CDs<$100,000	133,821	135,550	142,125
CDs>$100,000	23,816	24,355	25,390
Brokered	62,706	37,706	41,473
Total deposits	461,688	434,557	439,363

Borrowings	35,852	35,925	35,925
Other liabilities	3,332	3,050	2,884
Total liabilities	500,872	473,532	478,172

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized - 500,000 shares	4,000	11,000	11,000
Issued and outstanding - 4,000, 11,000 and 11,000 respectively
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 5,581,339, 5,559,859 and 5,559,914 respectively	53,915	53,797	55,047
Retained earnings	8,780	6,727	6,028
Accumulated other comprehensive income	350	924	870

Total shareholders’ equity	67,045	72,448	72,945

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$567,917	$545,980	$551,117

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$6,077	$5,803	$17,980	$17,256
Tax-exempt	26	28	81	90
Interest on securities:
Taxable	245	226	726	728
Tax-exempt	9	6	22	20
Other interest income	33	41	96	96
Total interest income	6,390	6,104	18,905	18,190

INTEREST EXPENSE:
Deposits	879	1,011	2,642	2,986
Borrowings	163	163	490	492
Total interest expense	1,042	1,174	3,132	3,478

Net interest income	5,348	4,930	15,773	14,712
Provision for loan losses	375	150	850	795
Net interest income after provision for loan losses	4,973	4,780	14,923	13,917

OTHER INCOME:
Deposit service fees	158	155	495	538
Income from secondary market loans sold	203	320	781	844
SBA/USDA loan sale gains	135	506	798	1,126
Mortgage servicing income	128	92	413	292
Other	114	76	260	260
Total other income	738	1,149	2,747	3,060

OTHER EXPENSE:
Salaries and employee benefits	2,226	2,063	6,907	6,041
Occupancy	362	370	1,107	1,050
Furniture and equipment	274	213	799	660
Data processing	269	253	802	739
Professional service fees	161	210	706	700
Loan and deposit	55	195	173	674
Writedowns and losses on other real estate held for sale	57	265	146	450
FDIC insurance assessment	100	36	300	354
Telephone	84	56	229	168
Advertising	119	96	334	292
Other	652	610	1,690	1,280
Total other expenses	4,359	4,367	13,193	12,408

Income before provision for income taxes	1,352	1,562	4,477	4,569
Provision for (benefit of) income taxes	456	528	1,508	(1,458)

NET INCOME	896	1,034	2,969	6,027

Preferred dividend and accretion of discount	50	137	250	491

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$846	$897	$2,719	$5,536

INCOME PER COMMON SHARE*:
Basic	$.15	$.21	$.49	$1.30
Diluted	$.15	$.20	$.49	$1.25

*Earnings per share data for 2012 restated for common stock issuance

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$101,406	$95,151	$88,505
Hospitality and tourism	41,473	40,787	36,950
Lessors of residential buildings	14,573	12,672	12,326
Real estate agents and managers	10,975	10,597	12,336
Gasoline stations and convenience stores	10,897	11,393	12,394
Other	158,148	155,012	145,623
Total Commercial Loans	337,472	325,612	308,134

1-4 family residential real estate	98,770	87,948	86,643
Consumer	14,465	10,923	10,621
Construction
Commercial	16,054	17,229	21,757
Consumer	5,734	7,465	6,803

Total Loans	$472,495	$449,177	$433,958

Credit Quality (at end of period):

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$4,313	$4,687	$3,122
Loans past due 90 days or more	—	—	—
Restructured loans	—	—	2,168
Total nonperforming loans	4,313	4,687	5,290
Other real estate owned	2,568	3,212	3,511
Total nonperforming assets	$6,881	$7,899	$8,801
Nonperforming loans as a % of loans	.91%	1.04%	1.22%
Nonperforming assets as a % of assets	1.21%	1.45%	1.60%
Reserve for Loan Losses:
At period end	$4,959	$5,218	$5,186
As a % of average loans	1.09%	1.24%	1.24%
As a % of nonperforming loans	114.98%	111.33%	98.03%
As a % of nonaccrual loans	114.98%	111.33%	166.11%
Texas Ratio	9.56%	10.17%	11.26%

Charge-off Information (year to date):
Average loans	$456,831	$422,440	$417,159
Net charge-offs	$1,110	$978	$860
Charge-offs as a % of average loans	.32%	.23%	.28%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
BALANCE SHEET (Dollars in thousands)

Total loans	$472,495	$455,555	$454,051	$449,177	$433,958
Allowance for loan losses	(4,959)	(5,177)	(5,037)	(5,218)	(5,186)
Total loans, net	467,536	450,378	449,014	443,959	428,772
Total assets	567,917	553,501	541,896	545,980	551,117
Core deposits	375,166	357,935	362,911	372,496	372,500
Noncore deposits (1)	86,522	89,972	62,325	62,061	66,863
Total deposits	461,688	447,907	425,236	434,557	439,363
Total borrowings	35,852	35,925	40,925	35,925	35,925
Common shareholders’ equity	63,045	62,520	62,039	61,448	61,945
Total shareholders’ equity	67,045	66,520	73,039	72,448	72,945
Total shares outstanding	5,581,339	5,554,459	5,557,859	5,559,859	5,559,859
Weighted average shares outstanding	5,562,835	5,556,133	5,559,859	5,559,859	4,722,029

AVERAGE BALANCES (Dollars in thousands)

Assets	$560,089	$548,455	$541,279	$545,661	$545,788
Loans	464,324	456,937	449,065	438,168	424,461
Deposits	456,191	439,780	429,174	433,573	439,327
Common Equity	62,134	62,483	61,238	61,936	56,327
Equity	66,134	67,483	72,238	72,936	67,327

INCOME STATEMENT (Dollars in thousands)

Net interest income	$5,348	$5,269	$5,156	$5,112	$4,930
Provision for loan losses	375	100	375	150	150
Net interest income after provision	4,973	5,169	4,781	4,962	4,780
Total noninterest income	738	1,251	758	983	1,149
Total noninterest expense	4,359	4,523	4,311	4,349	4,367
Income before taxes	1,352	1,897	1,228	1,596	1,562
Provision for income taxes	456	637	415	536	528
Net income	896	1,260	813	1,060	1,034
Preferred dividend expense	50	63	137	138	137
Net income available to common shareholders	$846	$1,197	$676	$922	$897

PER SHARE DATA

Earnings	$.15	$.22	$.12	$.21	$.21
Book value per common share	11.30	11.26	11.16	11.05	11.14
Market value, closing price	9.10	8.88	9.21	7.09	7.60

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.91%	.87%	.84%	1.04%	1.22%
Nonperforming assets/total assets	1.21	1.17	1.41	1.45	1.60
Allowance for loan losses/total loans	1.09	1.14	1.11	1.16	1.20
Allowance for loan losses/nonperforming loans	114.98	129.98	131.41	111.33	96.99
Texas ratio (2)	9.56	9.02	9.81	10.17	11.26

PROFITABILITY RATIOS

Return on average assets	.60%	.88%	.51%	.67%	.65%
Return on average common equity	5.40	7.69	4.47	5.93	6.33
Return on average equity	5.08	7.12	3.79	5.03	5.29
Net interest margin	4.12	4.16	4.18	4.11	4.10
Efficiency ratio	70.64	68.02	72.65	70.52	67.29
Average loans/average deposits	101.78	103.90	104.63	99.45	96.62

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.90%	11.01%	12.23%	11.98%	10.16%
Tier 1 capital to risk weighted assets	12.45	12.74	13.98	13.81	12.87
Total capital to risk weighted assets	13.47	13.85	15.06	14.93	14.12
Average equity/average assets (for the quarter)	11.81	12.30	13.35	13.37	12.34
Tangible equity/tangible assets (at quarter end)	11.81	12.02	13.48	13.27	13.24

(1)  Noncore deposits includes Internet CDs, brokered deposits and CDs greater than $100,000

(2) Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses